Exhibit 4.1

Execution Version

LEXINGTON REALTY TRUST,
as Issuer,

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

Supplemental Indenture No. 3

Dated as of August 30, 2021

$400,000,000
of
2.375% Senior Notes due 2031

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THIS SUPPLEMENTAL INDENTURE NO. 3, dated as of August 30, 2021 (the “Third Supplemental Indenture”), between LEXINGTON REALTY TRUST, a Maryland real estate investment trust, (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (herein called the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer has heretofore delivered to the Trustee an Indenture dated as of May 9, 2014 (the “Base Indenture”), providing for the issuance by the Issuer from time to time of its senior debt securities evidencing its unsecured and unsubordinated indebtedness (the “Securities”).

WHEREAS, Section 2.01 of the Base Indenture provides for various matters with respect to any series of Securities issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture.

WHEREAS, Section 9.01(i) of the Base Indenture provides for the Issuer and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as provided by Sections 2.01 and 2.02 of the Base Indenture.

WHEREAS, the Board of Trustees of the Issuer, has duly adopted resolutions authorizing the Issuer to execute and deliver this Third Supplemental Indenture and issue the Notes; and

WHEREAS, all of the conditions and requirements necessary to make this Third Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities of such series, as follows:

ARTICLE One
RELATION TO BASE INDENTURE; DEFINITIONS SECTION

Section 1.1            Relation to Base Indenture.

This Third Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.2            Definitions.

For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

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(1)       Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture; provided that, where a term is defined both in this Third Supplemental Indenture and in the Base Indenture, the meaning given to such term in this Third Supplemental Indenture shall control for purposes of this Third Supplemental Indenture and (in respect of the Notes but not any other series of Securities) the Base Indenture; and

(2)       All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Third Supplemental Indenture.

“Acquired Debt” means Debt of a Person (1) existing at the time such Person is merged or consolidated with or into the Issuer or any of its Subsidiaries or becomes a Subsidiary of the Issuer; or (2) assumed by the Issuer or any of its Subsidiaries in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the Issuer or any of its Subsidiaries or becomes a Subsidiary of the Issuer or the date of the related acquisition, as the case may be.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Third Supplemental Indenture in accordance with Section 2.5 hereof, as part of the same series as the Initial Notes.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the arithmetic mean of the weekly average yield to maturity (representing the average of the daily rates for the immediately preceding week) available through the most recent Statistical Release for the maturity (rounded to the nearest month) corresponding to the remaining life to the Par Call Date of the Notes as of the Redemption Date. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Adjusted Treasury Rate, the most recent Statistical Release published at least two Business Days prior to the Redemption Date (or in the case of satisfaction and discharge or defeasance, two Business Days prior to the date funds are deposited with the Trustee to pay and discharge the entire indebtedness of the Notes) shall be used.

“Annual Debt Service Charge” means, for any period, the interest expense of the Issuer and its Subsidiaries for such period, determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Consolidated Income Available for Debt Service” means, for any period, Consolidated Net Income of the Issuer and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication: (1) interest expense on Debt, (2) provision for taxes based on income, (3) amortization of debt discount, premium and deferred financing costs, (4) impairment losses and gains on sales or other dispositions of properties and other investments, (5) real estate related depreciation and amortization, (6) the effect of any non-recurring non-cash items, (7) amortization of deferred charges, (8) gains or losses on early extinguishment of debt, and (9) acquisition expenses, all

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determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Consolidated Net Income” means, for any period, the amount of net income (or loss) of the Issuer and its Subsidiaries for such period, excluding, without duplication: (1) extraordinary items, and (2) the portion of net income (but not losses) of the Issuer and its Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by the Issuer or one of its Subsidiaries, all determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Debt” means, with respect to any Person, any indebtedness of such Person in respect of, without duplication, (1) such Person’s borrowed money or such Person’s indebtedness evidenced by bonds, notes, debentures or similar instruments, in each case, whether or not such Debt is secured by any Lien existing on any property or assets owned by such Person; (2) any other indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of trustees of such Person or, in the case of a Guarantor, by the Issuer’s Board of Trustees or a duly authorized committee thereof) of the property subject to such Lien; (3) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or (4) any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as a finance lease in accordance with United States generally accepted accounting principles. The term “Debt” also includes, to the extent not otherwise included, any non-contingent obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (it being understood that Debt shall be deemed to be incurred by such Person whenever such Person shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof).

“Holders” has the meaning specified in Section 2.4 hereof.

“Indenture” means the Base Indenture together with the Third Supplemental Indenture.

“Initial Notes” means the first $400,000,000 aggregate principal amount of Notes issued under this Third Supplemental Indenture on the date hereof.

“Interest Payment Date” has the meaning specified in Section 2.4 hereof.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance of any kind.

“Maturity Date” has the meaning specified in Section 2.4 hereof.

“Notes” has the meaning specified in Section 2.1 hereof and includes the Initial Notes and any Additional Notes.

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“Par Call Date” has the meaning provided in Section 2.10 hereof.

“Principal Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 6, 2019, among the Issuer, as borrower, each of the lenders party thereto, and KeyBank National Association, as agent, as the same may be amended, supplemented or otherwise modified from time to time, and any successor credit agreement thereto (whether by renewal, replacement, refinancing or otherwise) that the Issuer in good faith designates to be the Issuer’s principal credit agreement (taking into account the maximum principal amount of the credit facility provided thereunder, the recourse nature of the agreement and such other factors as the Issuer deems reasonable in light of the circumstances), such designation (or the designation that at a given time there is no principal credit agreement) to be made by an Officers’ Certificate delivered to the Trustee.

“Quotation Agent” means an independent investment banking institution of national standing appointed by the Issuer from time to time.

“Record Date” has the meaning specified in Section 2.4 hereof.

“Redemption Price” has the meaning provided in Section 2.10 hereof.

”Statistical Release” means the statistical release designated “H.15” or any successor publication which is published by the Federal Reserve System (or companion online data resource published by the Federal Reserve System) and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index designated by the Issuer.

“Total Assets” means the sum of, without duplication (1) Undepreciated Real Estate Assets and (2) all other assets (excluding accounts receivable, right-of use assets associated with an operating lease, and non-real estate intangibles) of the Issuer and its Subsidiaries, all determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Total Unencumbered Assets” means, as of any date, the Total Assets of the Issuer and its Subsidiaries, which are not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with United States generally accepted accounting principles; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth in Section 2.6(d) hereof, all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets, any right-of-use assets associated with a financing lease, and related intangibles of the Issuer and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with United States generally accepted accounting principles.

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“Unsecured Debt” means Debt of the Issuer or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Issuer or any of its Subsidiaries.

ARTICLE Two
THE NOTES SECTION

Section 2.1            Title of the Securities.

There shall be a series of Securities designated the “2.375% Senior Notes due 2031” (the “Notes”).

Section 2.2            Forms Generally.

The Notes shall be issued in the form of a Global Security and DTC shall be the initial Depositary for the Notes. The Notes and the Trustee’s certificate of authentication shall be in the forms set forth in Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officers executing such Notes, as evidenced by their execution of the Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

The Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, as determined by the Officers of the Issuer executing such Notes, as evidenced by their manual or facsimile execution of such Notes.

In accordance with Section 2.04 of the Base Indenture, upon the execution of this Third Supplemental Indenture, and from time to time thereafter, Notes may be executed by the Issuer and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver Notes upon a written order of the Issuer conforming to the signatory requirements of an Officers’ Certificate under Section 1.01 of the Base Indenture (an “Authentication Order”), without any further action by the Issuer hereunder.

Section 2.3            Limitation on Initial Aggregate Principal Amount; Further Issuances.

The aggregate principal amount of the Initial Notes shall be limited to $400,000,000, except as provided in Sections 2.06 and 2.07 of the Base Indenture. The Issuer may, from time to time, subject to Section 2.6 hereof and applicable law, create and issue Additional Notes under the Indenture.

Section 2.4            Interest and Interest Rates; Maturity Date of Notes.

The Notes shall bear interest at 2.375% per annum from August 30, 2021 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2022 (each, an “Interest Payment Date”), to the persons (the “Holders”) in whose name the applicable Notes are registered in the Security Register at the close of business on the March 15

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or September 15 immediately preceding such Interest Payment Date (regardless of whether such day is a Business Day), as the case may be (each, a “Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Defaulted Interest, if any, shall forthwith cease to be payable to the Holder on the applicable Record Date and may either be paid to the person in whose name such Note is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Note not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner, as more particularly described in the Base Indenture. The Notes shall mature on October 1, 2031 (the “Maturity Date”).

Section 2.5            Issuance of Additional Notes.

The Issuer will be entitled, upon delivery to the Trustee of an Officers’ Certificate, Opinion of Counsel and Authentication Order, subject to its compliance with Section 2.6 hereof, to issue Additional Notes under the Indenture that will have identical terms to and the same CUSIP number as the Initial Notes issued on the date of this Third Supplemental Indenture other than with respect to the date of issuance, issue price, the date from which interest initially accrues on such Additional Notes, and if applicable, the first Interest Payment Date. The Initial Notes and any such Additional Notes will constitute a single series of debt securities, and in circumstances in which the Indenture provides for the Holders of Notes to vote or take any action, the Holders of Initial Notes and the Holders of any such Additional Notes will vote or take the action as a single class.

With respect to any Additional Notes, the Issuer will set forth in a resolution of its Board of Trustees and an Officers’ Certificate, a copy of each of which will be delivered to the Trustee, the following information:

(1)               the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(2)               the issue price, the issue date and the CUSIP number of such Additional Notes.

Section 2.6            Limitations on Incurrence of Debt.

(a)                Limitation on Total Outstanding Debt. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Issuer’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with United States generally accepted accounting principles) is greater than 60% of the sum of the following (without duplication): (1) the Issuer’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Issuer or any Subsidiary of the Issuer

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since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(b)               Limitation on Secured Debt. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of the Issuer’s or any of its Subsidiaries’ property or assets, whether owned on the date of this Third Supplemental Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Issuer’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with United States generally accepted accounting principles) which is secured by a Lien on any of the Issuer’s or its Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication): (1) the Issuer’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Issuer or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(c)                Debt Service Test.

(1)               The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with United States generally accepted accounting principles), and calculated on the following assumptions:

(A)             such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Issuer or any of its Subsidiaries since the first day of such four- quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(B)              the repayment or retirement of any other Debt of the Issuer or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(C)              in the case of any acquisition or disposition by the Issuer or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $1.0 million since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition

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had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(2)               If the Debt giving rise to the need to make the calculation described in Section 2.6(c)(1) hereof or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period. For purposes of this Section 2.6(c) hereof, Debt will be deemed to be incurred by the Issuer or any of its Subsidiaries whenever the Issuer or any of its Subsidiaries shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof.

(d)               Maintenance of Total Unencumbered Assets. The Issuer and its Subsidiaries will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of the Issuer’s and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with United States generally accepted accounting principles.

Section 2.7            Insurance.

The Issuer will, and will cause of each of its Subsidiaries to, keep in force upon all of the Issuer’s and each of its Subsidiaries’ properties and operations insurance policies carried with responsible insurance companies in such amounts and covering all such risks as is customary in the industry in which the Issuer and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Section 2.8            Maintenance of Properties.

The Issuer will cause all of its and its Subsidiaries’ properties used or useful in the conduct of the business of the Issuer or any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and the Issuer will cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the Issuer’s judgment may be necessary in order for the Issuer to at all times properly and advantageously conduct its business carried on in connection with such properties.

Section 2.9            Payment of Taxes and Other Claims.

The Issuer will pay or discharge or cause to be paid or discharged before it becomes delinquent: (i) all taxes, assessments and governmental charges levied or imposed on the Issuer or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property; and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of any of its Subsidiaries; provided, however, that the Issuer will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

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Section 2.10          Optional Redemption. The provisions of this Section 2.10 apply solely with respect to the Notes and all references to Holders in this Section 2.10 shall be solely to Holders of the Notes. The Notes shall be redeemable at the Company’s option prior to the Maturity Date in accordance with this Section 2.10 and Sections 3.01, 3.02 and 3.03 of the Base Indenture (as amended by this Section 2.10).

(a)                The Issuer shall have the right to redeem the Notes at its option and in its sole discretion at any time or from time to time prior to the Maturity Date, in whole or in part. The redemption price (“Redemption Price”) will equal the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) that would be due if such Notes matured 90 days prior to the Maturity Date (the “Par Call Date”) but for the redemption thereof discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 20 basis points (0.200% or twenty one-hundredths of one percent), plus, in the case of both clauses (i) and (ii), accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the applicable Redemption Date; provided, however, that if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Issuer will pay the full amount of accrued and unpaid interest, if any, on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption). Notwithstanding the foregoing, if the Notes are redeemed on or after July 1, 2031, the Redemption Price will be equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest, if any, accrued thereon to, but excluding, the Redemption Date.

(b)               The Issuer shall not redeem the Notes pursuant to Section 2.10(a) hereof on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Redemption Price with respect to the Notes to be redeemed).

(c)                Section 3.02 of the Base Indenture is hereby amended with respect to the Notes only by changing, in the first sentence thereof, the number “30” to the number “15”.

Section 2.11          Guarantees.

(a)       In accordance with Section 15.04 of the Base Indenture, the Issuer will cause each Subsidiary of the Issuer that is a domestic Subsidiary of the Issuer that becomes a Principal Credit Agreement Obligor on or after the date hereof, to, within 60 days of becoming a Principal Credit Agreement Obligor, execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior unsecured basis and all other obligations under the Indenture.

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(b)       In accordance with Section 15.02 of the Base Indenture, each Guarantor shall also execute a notation of Guarantee substantially in the form of Exhibit B supplemental hereto, which shall be endorsed on each Note authenticated and delivered by the Trustee.

Section 2.12          No Sinking Fund.

The provisions of Sections 3.04, 3.05 and 3.06 of the Base Indenture shall not be applicable to the Notes.

Section 2.13          Conflict with Trust Indenture Act.

If any provision of the Indenture limits, qualifies or conflicts with another provision of the Indenture, which is required to be included in the Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control to the extent it is applicable.

Section 2.14          Covenant Defeasance. Section 12.03 of the Base Indenture is hereby amended with respect to the Notes only by changing, in the first sentence thereof, the reference to “Section 4.05 and 4.08 and Article X hereof” to “Section 4.05, Section 5.04 and Article X of the Base Indenture and Sections 2.6, 2.7, 2.8 and 2.9 of the Third Supplemental Indenture.”

ARTICLE Three
MISCELLANEOUS PROVISIONS SECTION

Section 3.1            Ratification of Base Indenture.

Except as expressly modified or amended hereby, the Base Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved.

Section 3.2            Governing Law.

This Third Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York. This Third Supplemental Indenture is subject to the provisions of the Trust Indenture Act and shall, to the extent applicable, be governed by such provisions.

Section 3.3            Counterparts.

This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile, PDF transmission or other electronic transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture and signature pages for all purposes.

Section 3.4            Trustee.

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The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture, the Notes or any Guarantee. The statements and recitals herein are deemed to be those of the Issuer and not of the Trustee. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes, any Guarantee and of this Third Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3.5            Corporate Trust Office.

The Trustee hereby notifies the Issuer that its corporate trust business is principally administered at its office located at 100 Wall Street, Suite 600, New York, New York 10005 and, therefore, pursuant to the Indenture, the Corporate Trust Office is such office.

Section 3.6            Failure or Delay in Performance.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, pandemics, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 3.7            Effect of Third Supplemental Indenture.

This Third Supplemental Indenture is a supplemental indenture within the meaning of Section 9.01 of the Base Indenture, and the Base Indenture shall be read together with this Third Supplemental Indenture and shall have the same effect over the Notes, in the same manner as if the provisions of the Base Indenture and this Third Supplemental Indenture were contained in the same instrument. In all other respects, the Base Indenture is confirmed by the parties hereto as supplemented by the terms of this Third Supplemental Indenture; provided that the provisions of this Third Supplemental Indenture apply solely with respect to the Notes.

Section 3.8            Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.9            Successors and Assigns.

All covenants and agreements in the Indenture by the Issuer, the Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.

Section 3.10          Severability Clause.

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In case any provision in the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.11          Benefits of Third Supplemental Indenture.

Nothing in the Indenture or in the Notes, express or implied, shall give to any Person, other than the parties thereto, any benefit or any legal or equitable right, remedy or claim under the Indenture or the Notes.

Section 3.12          WAIVER OF JURY TRIAL.

EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE, THE BASE INDENTURE (TO THE EXTENT IT RELATES TO THE NOTES), THE NOTES, ANY GUARANTEE OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 3.13          Electronic Notices.

In addition to the foregoing, the Trustee agrees to accept and act upon notice, instructions or directions pursuant to the Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed all as of the day and year first above written.

ISSUER:

LEXINGTON REALTY TRUST, a Maryland real estate investment trust, as Issuer of the Notes

By:	/s/ Joseph S. Bonventre
Name: Joseph S. Bonventre
Title: Executive Vice President

[Signature Page to Third Supplemental Indenture]

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Hazrat R. Haniff
Name: Hazrat R. Haniff
Title: Assistant Vice President

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.02 OF THE BASE INDENTURE, (2) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.05(a) OF THE BASE INDENTURE, (3) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.08 OF THE BASE INDENTURE AND (4) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

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[Form of Face of Note]

LEXINGTON REALTY TRUST
2.375% Senior Notes due 2031

No. 1

CUSIP No.:	529537AA0

ISIN:	US529537AA08

$400,000,000

Lexington Realty Trust, a Maryland real estate investment trust (herein called the “the Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000), or such lesser amount as is set forth in the Schedule of Increases or Decreases In Global Security on the other side of this Note, on October 1, 2031 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on April 1 and October 1 of each year, commencing April 1, 2022, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 2.375%, from the April 1 or October 1, as the case may be, next preceding the date to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from August 30, 2021 until payment of said principal sum has been made or duly provided for. The Issuer shall pay interest on any Notes in certificated form by check mailed to the address of the Person entitled thereto as it appears in the Security Register, or on any Global Security by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Issuer shall pay interest to Holders of record as of the March 15 or September 15 preceding the applicable Interest Payment Date, in accordance with the terms of the Indenture.

The Issuer promises to pay interest on overdue principal, premium, if any, and (to the extent that payment of such interest is enforceable under applicable law) interest at the rate of 1.0% per annum above the rate borne by the Notes.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

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IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: August 30, 2021

LEXINGTON REALTY TRUST

By:
Name: Joseph S. Bonventre
Title: Executive Vice President

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-named Indenture.

Dated: August 30, 2021

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

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[FORM OF REVERSE SIDE OF NOTE]

Lexington Realty Trust
2.375% Senior Notes due 2031

This Note is one of a duly authorized issue of a series of Securities of the Issuer, designated as its 2.375% Senior Notes due 2031 (herein called the “Notes”), issued under and pursuant to an Indenture, dated as of May 9, 2014 (the “Base Indenture”), by and between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of August 30, 2021 (the “Third Supplemental Indenture”), between the Issuer and the Trustee (the Base Indenture, as amended and supplemented by the Third Supplemental Indenture, and as may otherwise be amended and/or modified from time to time, the “Indenture”), to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer, any Guarantor and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default (other than an Event of Default specified in Section 6.01(f), 6.01(g) or 6.01(h) of the Base Indenture with respect to the Issuer) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 6.01(f), 6.01(g) or 6.01(h) of the Base Indenture occurs with respect to the Issuer, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 9.02 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past Default or Event of Default, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

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The Notes are issuable in fully registered form, without coupons, in denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 2.10 of the Third Supplemental Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Except as expressly provided in Article XV of the Base Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, partner, member, manager, employee, agent, officer, trustee, director or subsidiary, as such, past, present or future, of any Guarantor, the Issuer or any of the Issuer’s Subsidiaries or of any successor thereto, either directly or through any Guarantor, the Issuer or any of the Issuer’s subsidiaries or of any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of the Indenture and the issue of this Note.

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

*Signature Guarantee:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Schedule of Increases or Decreases In Global Security *

The following increases and decreases in this Global Security, have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Security	Amount of increase in Principal Amount at maturity of this Global Security	Principal Amount at maturity of this Global Security following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

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EXHIBIT B

FORM OF NOTATION OF GUARANTEE

The guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under the Indenture, dated May 9, 2014, (the “Base Indenture”), by and between the Issuer (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of August 30, 2021 (the “Third Supplemental Indenture”), between the Issuer and the Trustee and [REFERENCE APPLICABLE SUPPLEMENTAL INDENTURE GUARANTOR MUST EXECUTE] (the Base Indenture, as so amended and supplemented, the “Indenture”), has irrevocably and unconditionally, jointly and severally, guaranteed on a senior unsecured basis the Guarantee Obligations (as defined in Section 15.01 of the Base Indenture), which include (i) the due and punctual payment of the principal of, premium, if any, and interest, if any, on the 2.375% Senior Notes due 2031 (the “Notes”) of Lexington Realty Trust, a Maryland real estate investment trust (the “Issuer”), whether at maturity, by acceleration, call for redemption or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest on the Notes, and the due and punctual performance of all other obligations of the Issuer, to the Holders of the Notes or the Trustee all in accordance with the terms set forth in Article XV of the Base Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration, call for redemption or otherwise.

The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article XV of the Base Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

No past, present or future director, trustee, officer, employee, incorporator, partner, member or stockholder (direct or indirect) of the Guarantor (or any such successor entity), as such, shall have any liability for any obligations of the Guarantor under this Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, the benefit of discussion, protest or notice with respect to the Notes and all demands whatsoever.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and assigns until full and final payment of all of the Issuer’s obligations under the Notes and Indenture or until legally discharged in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of the Notes, and, in the event of any transfer or assignment of rights by any Holder of the Notes or the Trustee, the rights and privileges herein conferred upon that party shall

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automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collectability.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been signed, in the name and on behalf of the Trustee under the Indenture, manually by one of the authorized officers of the Trustee under the Indenture or as otherwise permitted under the Indenture.

The obligations of the Guarantor under this Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE XV OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

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IN WITNESS WHEREOF, the Guarantor has caused this notation of Guarantee to be duly executed as of the day and year first above written.

SUBSIDIARY GUARANTOR:

[_____]., a [_____] [_____], as a Subsidiary Guarantor

By:
Name:
Title:

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